Prospectus Supplement	Filed Pursuant to Rule 424(b)(3)
(To Norwegian Prospectus filed with the U.S. Securities and Exchange	Registration Nos. 333-222894, 333-222894-01
Commission on February 21, 2018)

Supplemental Prospectus

COMPULSORY ACQUISITION OF SHARES IN

Songa Offshore SE

By

Transocean Ltd.

Supplemental information to the prospectus dated 16 February 2018 (the “Prospectus”) concerning the Compulsory Acquisition of all remaining shares in Songa Offshore SE (“Songa Offshore,” and together with its consolidated subsidiaries, the “Songa Group”) not owned by Transocean Ltd. (“Transocean” or the “Company”). The Compulsory Acquisition is governed by article 36 of the Cyprus Takeover Bids Law. The Compulsory Acquisition has been initiated following completion of the Voluntary Tender Offer resulting in Transocean acquiring shares of Songa Offshore representing 97.67% (on a fully diluted basis as of 30 January 2018) of the voting rights in Songa Offshore.

Neither the U.S. Securities Exchange Commission (the “SEC”) nor any U.S. state securities commission has approved or disapproved of the securities to be issued in connection with the Compulsory Acquisition or passed upon the adequacy or accuracy of the Prospectus or this document. Any representation to the contrary is a criminal offense.

Information about the Compulsory Acquisition is contained in this document and the Prospectus, which we urge you to read. In particular, we urge you to read Section 2 “Risk Factors” beginning on page 17 of the Prospectus.

Financial Advisor and Settlement Agent

7 March 2018

IMPORTANT INFORMATION

This supplemental prospectus (the “Supplemental Prospectus”) is a supplement to the Prospectus dated 16 February 2018, which has been prepared by Transocean and Transocean Inc. (“TINC”) to provide supplemental information about the Group, as defined below, in connection with the transactions described in the Prospectus.

The information herein is to be considered part of the Prospectus and (i) supersedes information originally contained in the Prospectus to the extent inconsistent with such information, and (ii) supplements information originally contained in the Prospectus so that any statement contained therein will be deemed to be modified to the extent that a statement in this Supplemental Prospectus modifies such statement. Information in the Prospectus shall still apply unless and then only to the extent that it has not been amended, supplemented or deleted by this Supplemental Prospectus.

Unless explicitly stated otherwise, capitalised terms used herein shall have the meaning ascribed to them in Section 20 “Definitions and Glossary of Terms” of the Prospectus. In the Prospectus and the Supplemental Prospectus, the expression “Group” shall be understood to refer to the Company together with its consolidated subsidiaries (including the Songa Group), and the expression “Transocean Group” shall be understood to refer to the Group excluding the Songa Group.

This Supplemental Prospectus has been prepared to comply with section 7‑15 of the Norwegian Securities Trading Act, pursuant to which significant new factors, material mistakes or inaccuracies relating to the information included in a prospectus, occurring or being noticed between the time when a prospectus is approved and the later of the expiration of the subscription period or the admission to trading, and which are capable of affecting the assessment of the securities, shall be included in a prospectus supplement. The Financial Supervisory Authority of Norway (the “Norwegian FSA”) has reviewed and approved this Supplemental Prospectus in accordance with sections 7‑7, 7‑8 and 7‑15 of the Norwegian Securities Trading Act on 7 March 2018. The Norwegian FSA has not controlled or approved the accuracy or completeness of the information included in this Supplemental Prospectus. The Norwegian FSA has not made any form of control or approval relating to corporate matters described in or referred to in this Supplemental Prospectus.

The supplemental information contained in this Supplemental Prospectus is to be considered as an integral part of, and is to be read together with, the Prospectus. The supplemental information contained herein is current as of the date hereof and subject to change, completion and amendment without notice. Neither the publication nor distribution of this Supplemental Prospectus shall under any circumstances create any implication that there has been no change in the Group’s affairs subsequent to the date of the Prospectus (other than in respect of supplemental information provided herein or in other supplements to the Prospectus), or, in respect of the supplemental information set forth herein, subsequent to the date hereof, or that the supplemental information set forth herein is correct as of any date subsequent to the date hereof.

Subscribers who have subscribed for New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition before the publication of this Supplemental Prospectus have the right to withdraw their subscription within two Norwegian business days after the publication of this Supplemental Prospectus, in accordance with section 7‑21 (2) of the Norwegian Securities Trading Act (i.e. prior to 23:59 hours CET on 12 March 2018). See Section 3 “Right to Withdraw Subscriptions” below.

No person is authorised to give information or to make any representation concerning the Group or in connection with the Compulsory Acquisition or the offer and sale of the New Consideration Shares and New Exchangeable Bonds other than as contained in the Prospectus and Supplemental Prospectus. If any such information is given or made, it must not be relied upon as having been authorised by the Company or the Financial Advisor or by any of the affiliates, representatives, advisors or selling agents of any of the foregoing.

The distribution of this Supplemental Prospectus and the offer and sale of the New Consideration Shares and New Exchangeable Bonds in certain jurisdictions may be restricted by law. This Supplemental Prospectus does not constitute an offer of, or an invitation to purchase, any of the New Consideration Shares and New Exchangeable Bonds in any jurisdiction in which such offer or sale would be unlawful. Songa Offshore shareholders who are restricted from subscribing New Consideration Shares and New Exchangeable Bonds as a result of the selling restrictions set out in the Prospectus and Supplemental Prospectus will receive the Full Cash Alternative in the Compulsory Acquisition.

Neither this Supplemental Prospectus nor any advertisement or any other offering material may be distributed or published in any jurisdiction except under circumstances that will result in compliance with applicable laws and regulations. Persons in possession of this Supplemental Prospectus are required to inform themselves about and to observe any such restrictions. In addition, the New Consideration Shares and New Exchangeable Bonds are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under applicable securities laws and regulations. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time. Any failure to comply with these restrictions may constitute a violation of applicable securities laws. See Section 7 “Selling and Transfer Restrictions” of the Prospectus.

This Supplemental Prospectus and the terms and conditions set out herein and any offer and sale of securities hereunder shall be governed by and construed in accordance with Norwegian law and, to the extent applicable, the federal laws of the United States, including the federal securities laws, and the laws of Cyprus.

In making an investment decision, prospective investors must rely on their own examination, and analysis of, and enquiry into the Group and the terms of the Compulsory Acquisition, including the merits and risks involved. None of the Company or the Financial Advisor, or any of their respective representatives or advisers, is making any representation to any offeree or purchaser of the New Consideration Shares and New Exchangeable Bonds regarding the legality of an investment in the New Consideration Shares and New Exchangeable Bonds by such offeree or purchaser under the laws applicable to such offeree or purchaser. Each investor should consult with his or her own advisors as to the legal, tax, business, financial and related aspects of a purchase of the New Consideration Shares and New Exchangeable Bonds.

All Sections of this Supplemental Prospectus should be read in context with the information included in Section 4 “General Information” of the Prospectus.

NOTICE TO INVESTORS IN THE UNITED STATES

The offer of the New Consideration Shares and New Exchangeable Bonds is made for the securities of a non-U.S. company. The Compulsory Acquisition is subject to the disclosure requirements of Norway, which are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Transocean and TINC, as the issuers of the New Consideration Shares and New Exchangeable Bonds, are located in Switzerland and the Cayman Islands, respectively, and some or all of their respective officers and directors may not be U.S. residents. You may not be able to sue a Swiss or Cayman Islands company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may also be difficult to compel a Swiss or Cayman Islands company and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Transocean may purchase securities otherwise than under the Compulsory Acquisition, such as in open market or privately negotiated purchases.

The New Consideration Shares and New Exchangeable Bonds that will be issued in connection with the Compulsory Acquisition will be registered under the U.S. Securities Act of 1933, as amended (the “U.S. Securities

Act”), and will not be subject to any restrictions on transfer arising under the U.S. Securities Act and the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), except for New Consideration Shares and New Exchangeable Bonds issued to any Songa Offshore shareholder who may be deemed to be an “affiliate” of Transocean for purposes of Rule 144 under the U.S. Securities Act after the completion of the Compulsory Acquisition.

The Compulsory Acquisition is of the shares of a Cyprus company with shares listed for trading on the Oslo Stock Exchange, and matters of a legal nature related to the Compulsory Acquisition, as well as securities law issues, are subject to Norwegian and Cyprus law. The provisions of the Norwegian and Cyprus law differ considerably from the corresponding U.S. legal provisions. Only a limited set of U.S. legal provisions apply to the Compulsory Acquisition and this Supplemental Prospectus. With respect to the issuance of the New Consideration Shares, only a limited set of Swiss legal provisions apply to the Compulsory Acquisition and this Supplemental Prospectus. The applicable procedural and disclosure requirements of Norwegian and Cyprus law are different than those of the U.S. securities laws in certain material respects.

Neither the SEC nor any U.S. state securities commission has approved or disapproved of the New Consideration Shares and New Exchangeable Bonds or passed upon the adequacy or accuracy of this Supplemental Prospectus. Any representation to the contrary is a criminal offense.

NOTICE TO INVESTORS IN THE UNITED KINGDOM

This Supplemental Prospectus is only being distributed to and is only directed at persons in the United Kingdom that are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom this Supplemental Prospectus may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “UK Relevant Persons”). The New Consideration Shares and New Exchangeable Bonds are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the New Consideration Shares and New Exchangeable Bonds will be engaged in only with, UK Relevant Persons. Any person who is not a UK Relevant Person should not act or rely on this document or any of its contents, and will, to the extent such person holds shares in Songa Offshore, receive the Full Cash Alternative in the Compulsory Acquisition.

NOTICE TO INVESTORS IN THE EUROPEAN ECONOMIC AREA

In any member state of the European Economic Area (the “EEA”) that has implemented the EU Prospectus Directive (as defined below), other than Norway (each, a “Relevant Member State”), this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the EU Prospectus Directive. The Supplemental Prospectus has been prepared on the basis that all offers of New Consideration Shares and New Exchangeable Bonds outside Norway will be made pursuant to an exemption under the EU Prospectus Directive from the requirement to produce a prospectus for offer of shares. Accordingly, any person making or intending to make any offer within the EEA of the New Consideration Shares and New Exchangeable Bonds that is the subject of the Compulsory Acquisition contemplated in this Supplemental Prospectus within any EEA member state (other than Norway) should only do so in circumstances in which no obligation arises for the Company or the Financial Advisor to publish a prospectus or a supplement to a prospectus under the EU Prospectus Directive for such offer. Neither the Company nor the Financial Advisor have authorised, nor do they authorise, the making of any offer of Shares through any financial intermediary, other than offers made by Financial Advisor which constitute the final placement of the New Consideration Shares and New Exchangeable Bonds contemplated in this Supplemental Prospectus.

Each person in a Relevant Member State other than, in the case of paragraph (a), persons receiving offers contemplated in this Supplemental Prospectus in Norway, who receives any communication in respect of, or who acquires any New Consideration Shares and New Exchangeable Bonds under, the Compulsory Acquisition contemplated in this Supplemental Prospectus will be deemed to have represented, warranted and agreed to and with the Financial Advisor and the Company that:

(a)	it is a qualified investor as defined in the EU Prospectus Directive, and
(b)

in the case of any New Consideration Shares or New Exchangeable Bonds acquired by it as a financial intermediary, as that term is used in Article 3(2) of the EU Prospectus Directive, (i) such New Consideration Shares or New Exchangeable Bonds, as applicable, acquired by it in the Compulsory Acquisition have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the EU Prospectus Directive, or in circumstances in which the prior consent of the Financial Advisor has been given to the offer or resale; or (ii) where such New Consideration Shares or New Exchangeable Bonds, as applicable, have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those New Consideration Shares or New Exchangeable Bonds, as applicable, to it is not treated under the EU Prospectus Directive as having been made to such persons.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the New Consideration Shares or New Exchangeable Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the Compulsory Acquisition and any New Consideration Shares or New Exchangeable Bonds to be offered so as to enable an investor to decide to purchase any of the New Consideration Shares and New Exchangeable Bonds, as the same may be varied in that Relevant Member State by any measure implementing the EU Prospectus Directive in that Relevant Member State, and the expression “EU Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

See Section 7 “Selling and Transfer Restrictions” of the Prospectus for certain other notices to investors. Songa Offshore shareholders who are restricted from subscribing New Consideration Shares and New Exchangeable Bonds as a result of the selling restrictions set out in the Prospectus and the Supplemental Prospectus, will receive the Full Cash Alternative in the Compulsory Acquisition.

1RESPONSIBILITY FOR THE SUPPLEMENTAL PROSPECTUS

The boards of directors of Transocean and TINC accept responsibility for the information contained in this Supplemental Prospectus. The members of the boards of directors confirm that, after having taken all reasonable care to ensure that such is the case, the information contained in this Supplemental Prospectus is, to the best of their knowledge, in accordance with the facts and contains no omission likely to affect its import.

7 March 2018

The board of directors of Transocean Ltd.

Merrill A. Miller, Jr. Chairman	Frederico F. Curado Director	Frederik W. Mohn Director

Tan Ek Kia Director	Glyn A. Barker Director	Chadwick C. Deaton Director

Samuel Merksamer Director	Jeremy D. Thigpen Director	Vanessa C.L. Chang Director

Vincent J. Intrieri Director	Edward R. Muller Director

The board of directors of Transocean Inc.

C. Stephen McFadin Chairman	Stephen L. Hayes Director	Colin Berryman Director

2SUPPLEMENTAL INFORMATION

2.1The fleet of the Group

2.1.1Fleet status report

On 19 February 2018 Transocean issued its quarterly fleet status report that provides the current status of and contract information for the Company’s fleet of offshore drilling rigs. This Section 2.1 contains certain updated information regarding the fleet of the Group following the issuance of such report, and replaces the information contained in Sections 9.7 “The fleet of the Transocean Group” and 9.8 “Customers of the Transocean Group” of the Prospectus.

Unless the context otherwise requires, the description of the Group’s fleet in this Section 2.1 shall be understood to include the drilling rigs previously owned and operated by the Songa Group.

2.1.2Fleet overview

The Group’s drilling fleet consists of floaters, which include drillships and semisubmersibles.

As of 19 Febuary 2018, the Group’s offshore drilling fleet consists of 27 ultra-deepwater floaters, 12 harsh environment floaters, two deepwater floaters, and six midwater floaters. This includes the seven semisubmersible drilling rigs previously owned and operated by the Songa Group following the acquisition by Transocean of 97.67% of the shares of Songa Offshore in January 2018.

Most of the Group’s drilling equipment is suitable for both exploration and development, and the Group normally engages in both types of drilling activity. All of the Group’s drilling rigs are mobile and can be moved to new locations in response to customer demand. All of the Group’s mobile offshore drilling units are designed to operate in locations away from port for extended periods of time and have living quarters for the crews, a helicopter landing deck and storage space for drill pipe, riser and drilling supplies.

Drillships are generally self-propelled vessels, shaped like conventional ships, and are the most mobile of the major rig types. All of the Group’s drillships are ultra-deepwater capable and equipped with a computer-controlled dynamic positioning thruster system, which allows them to maintain position without anchors through the use of their on-board propulsion and station-keeping systems. These rigs typically have greater deck load and storage capacity than early generation semisubmersible rigs, providing logistical and resupply efficiency benefits for customers. Drillships are generally better suited to operations in calmer sea conditions and typically do not operate in areas considered to be harsh environments. As of 19 February 2018, the Group has 17 ultra-deepwater drillships that are, and two ultra-deepwater drillships under construction that will be, equipped with the Group’s patented dual-activity technology. Dual-activity technology employs structures, equipment and techniques using two drilling stations within a dual derrick to allow these drillships to perform simultaneous drilling tasks in a parallel, rather than a sequential manner, reducing critical path activity, to improve efficiency in both exploration and development drilling. In addition to dynamic positioning thruster systems, dual-activity technology, industry-leading1 hoisting capacity and a second blowout preventer system, the Group’s two drillships placed into service in October 2017 and in February 2018 are, and the two newbuild drillships under construction will be, outfitted to accommodate a future upgrade to a 20,000 pounds per square inch (“psi”) blowout preventer.

Semisubmersibles are floating vessels that can be partially submerged by means of a water ballast system such that the lower column sections and pontoons are below the water surface during drilling operations. These rigs are capable of maintaining their position over a well through the use of an anchoring system or a computer-controlled dynamic positioning thruster system. Although most semisubmersible rigs are relocated with the assistance of tugs, some units are self-propelled and move between locations under their own power when afloat on pontoons. Typically, semisubmersibles are capable of operating in rougher sea conditions than drillships.

1 Source: the Company..

As of 19 February 2018, the Group had two custom-designed, high-capacity, dual-activity semisubmersible drilling rigs, equipped for year-round operations in harsh environments, including those of the Norwegian continental shelf and sub-Arctic waters. As of 19 February 2018, five of the Group’s 24 semisubmersibles are equipped with the Group’s patented dual-activity technology.

2.1.3Fleet categories

The Group further categorizes the drilling units of the fleet as follows: (1) “ultra-deepwater floaters,” (2) “harsh environment floaters,” (3) “deepwater floaters” and (4) “midwater floaters.”

Ultra-deepwater floaters are equipped with high-pressure mud pumps and are capable of drilling in water depths of 7,500 feet or greater. Harsh environment floaters are capable of drilling in harsh environments in water depths between 1,500 and 10,000 feet and have greater displacement, which offers larger variable load capacity, more useable deck space and better motion characteristics. Deepwater floaters are generally those other semisubmersible rigs and drillships capable of drilling in water depths between 4,500 and 7,500 feet. Midwater floaters are generally comprised of those non-high-specification semisubmersibles that have a water depth capacity of less than 4,500 feet.

2.1.4Fleet status

As of 19 February 2018, being the date of the Group’s most recent fleet status report, the Group had 12 floaters with a remaining contract duration of less than one year, 9 floaters with a remaining contract duration comprised between one and five years and 7 floaters with a remaining contract duration of greater than five years. The Group may, from time to time, consider marketing stacked rigs as accommodation units or for other alternative uses until drilling activity increases and it obtains drilling contracts for these units.

2.1.5Drilling units

The following tables, presented as of 19 February 2018, provide certain specifications for the Group’s rigs. Unless otherwise noted, the stated location of each rig indicates either the current drilling location, if the rig is operating, or the next operating location, if the rig is in shipyard with a follow-on contract. As of 19 February 2018, the Group owned all of the drilling rigs in the fleet noted in the tables below, except for the following: (1) those specifically described as being owned through the Group’s interests in consolidated entities that were less than wholly owned and (2) Petrobras 10000, which is subject to a capital lease through August 2029.

2.1.5.1Rigs under construction

The table below sets out an overview of the Group’s rigs under construction, which are owned directly or indirectly by the Group as of 19 February 2018:

			Water	Drilling	Contracted
			depth	depth	location or
		Expected	capacity	capacity	contracted
Name	Type	completion	(in feet)	(in feet)	status
Ultra-deepwater floaters
Ultra-deepwater drillship TBN1 (a) (b) (c) (d)	HSD	2Q 2020	12,000	40,000	Uncontracted
Ultra-deepwater drillship TBN2 (a) (b) (c) (d)	HSD	4Q 2020	12,000	40,000	Uncontracted

“HSD” means high-specification drillship.

(a)	To be dynamically positioned.
(b)	To be equipped with dual-activity.
(c)	Designed to accommodate a future upgrade to a 20,000 pounds psi blowout preventer.
(d)	To be equipped with two blowout preventers.

2.1.5.2Ultra-deepwater floaters

The table below sets out an overview of the Group’s ultra-deepwater floaters, which are owned directly or indirectly by the Group as of the date of 19 February 2018:

			Water	Drilling	Contracted
		Year	depth	depth	location or
		entered	capacity	capacity	standby
Name	Type	service	(in feet)	(in feet)	status
Deepwater Poseidon (a) (b) (c) (d)	HSD	2018	12,000	40,000	U.S. Gulf
Deepwater Pontus (a) (b) (c) (d)	HSD	2017	12,000	40,000	U.S. Gulf
Deepwater Conqueror (a) (b) (c) (d)	HSD	2016	12,000	40,000	U.S. Gulf
Deepwater Proteus (a) (b) (c) (d)	HSD	2016	12,000	40,000	U.S. Gulf
Deepwater Thalassa (a) (b) (c) (d)	HSD	2016	12,000	40,000	U.S. Gulf
Deepwater Asgard (a) (b) (d)	HSD	2014	12,000	40,000	U.S. Gulf
Deepwater Invictus (a) (b) (d)	HSD	2014	12,000	40,000	U.S. Gulf
Deepwater Champion (a) (b)	HSD	2011	12,000	40,000	Stacked
Discoverer India (a) (b) (e)	HSD	2010	12,000	40,000	Ivory Coast
Discoverer Luanda (a) (b) (e)	HSD	2010	7,500	40,000	Stacked
Dhirubhai Deepwater KG2 (a)	HSD	2010	12,000	35,000	Myanmar
Discoverer Inspiration (a) (b) (d) (e)	HSD	2010	12,000	40,000	U.S. Gulf
Discoverer Americas (a) (b) (e)	HSD	2009	12,000	40,000	Stacked
Development Driller III (a) (b) (f)	HSS	2009	7,500	37,500	Idle
Petrobras 10000 (a) (b)	HSD	2009	12,000	37,500	U.S. Gulf
Discoverer Clear Leader (a) (b) (d) (e)	HSD	2009	12,000	40,000	Idle
Dhirubhai Deepwater KG1 (a)	HSD	2009	12,000	35,000	India
GSF Development Driller II (a) (b) (f)	HSS	2005	7,500	37,500	Stacked
GSF Development Driller I (a) (b) (f)	HSS	2005	7,500	37,500	Australia
Discoverer Deep Seas (a) (b) (e)	HSD	2001	10,000	35,000	Stacked
Discoverer Spirit (a) (b) (e)	HSD	2000	10,000	35,000	Stacked
GSF C.R. Luigs (a)	HSD	2000	10,000	35,000	Stacked
Deepwater Discovery (a)	HSD	2000	10,000	30,000	Stacked
Deepwater Nautilus (f)	HSS	2000	8,000	30,000	Malaysia
Discoverer Enterprise (a) (b) (e)	HSD	1999	10,000	35,000	Stacked
Deepwater Frontier (a)	HSD	1999	10,000	30,000	Stacked
Deepwater Millennium (a)	HSD	1999	10,000	30,000	Stacked

“HSD” means high-specification drillship.
“HSS” means high-specification semisubmersible.
(a)Dynamically positioned.
(b)Dual-activity.
(c)Designed to accommodate a future upgrade to a 20,000 pounds psi blowout preventer.
(d)Two blowout preventers.
(e)Enterprise-class or Enhanced Enterprise-class rig.
(f)Moored.

2.1.5.3Harsh environment floaters

The table below sets out an overview of the Group’s harsh environment floaters, which are owned directly or indirectly by the Group as of the date of 19 February 2018:

		Year	Water	Drilling	Contracted
		entered	depth	depth	location or
		service/	capacity	capacity	standby
Name	Type	upgraded	(in feet)	(in feet)	status
Songa Enabler (a) (b)	HSS	2016	1,640	28,000	Norwegian N. Sea
Songa Encourage (a) (b)	HSS	2016	1,640	28,000	Norwegian N. Sea
Songa Endurance (a) (b)	HSS	2015	1,640	28,000	Norwegian N. Sea
Songa Equinox (a) (b)	HSS	2015	1,640	28,000	Norwegian N. Sea
Polar Pioneer (b)	HSS	1985/2014	1,500	25,000	Stacked
Transocean Spitsbergen (a) (b) (c)	HSS	2010	10,000	30,000	Norwegian N. Sea
Transocean Barents (a) (b) (c)	HSS	2009	10,000	30,000	Canada
Henry Goodrich (b)	HSS	1985/2007	5,000	30,000	Canada
Transocean Leader (b)	HSS	1987/1997	4,500	25,000	U.K. N. Sea
Paul B, Loyd, Jr.(b)	HSS	1990	2,000	25,000	U.K. N. Sea
Transocean Arctic (b)	HSS	1986	1,650	25,000	Norwegian N. Sea
Songa Dee (b)	HSS	1984	1,500	30,000	Stacked

“HSS” means high-specification semisubmersible.
(a)Dynamically positioned.
(b)Moored.
(c)Dual activity.

2.1.5.4Deepwater floaters

The table below sets out an overview of the Group’s deepwater floaters, which are owned directly or indirectly by the Group as of the date of 19 February 2018:

		Year	Water	Drilling	Contracted
		entered	depth	depth	location or
		service/	capacity	capacity	standby
Name	Type	upgraded	(in feet)	(in feet)	status
Transocean 706 (a)	OS	1976/2008	6,500	25,000	Brazil
Jack Bates (b)	OS	1986/1997	5,400	30,000	India

“OS” means other semisubmersible.
(a)Dynamically positioned.
(b)Moored.

2.1.5.5Midwater floaters

The table below sets out an overview of the Group’s midwater floaters, which are owned directly or indirectly by the Group as of the date of 19 February 2018:

		Year	Water	Drilling	Contracted
		entered	depth	depth	location or
		service/	capacity	capacity	standby
Name	Type	upgraded	(in feet)	(in feet)	status
Sedco 714	OS	1983/1997	1,600	25,000	Stacked
Transocean 712	OS	1983	1,600	25,000	U.K. N. Sea
Actinia	OS	1982	1,500	25,000	India
Sedco 711	OS	1982	1,800	25,000	Stacked
Songa Delta	OS	1981	1,640	25,000	Stacked
Songa Trym	OS	1976	1,300	25,000	Stacked

“OS” means other semisubmersible.

2.1.6Customers of the Group

The Group engages in offshore drilling services for most of the leading international oil companies or their affiliates, as well as for many government-controlled oil companies and independent oil companies. At 19 February 2018, the Group’s contract backlog was approximately USD 12.8 billion. Additionally, as of 19 February 2018, the customers with the most significant aggregate amount of contract backlog associated with Transocean’s drilling contracts were Shell, Statoil ASA and Chevron, representing approximately 52 percent, 31 percent and 10 percent, respectively, of the Group’s total contract backlog.

See the Prospectus Section 2.3 “Financial Risks—The Group relies heavily on a relatively small number of customers and the loss of a significant customer or a dispute that leads to the loss of a customer could have a material adverse impact on the Group’s consolidated statement of financial position, results of operations or cash flows.”

2.2Audited financial statements for the year ended 31 December 2017

On 21 February 2018 Transocean published its annual report on Form 10‑K for the year ended 31 December 2017. The report is incorporated by reference into this Supplemental Prospectus under Section 4.1 below.

3RIGHT TO WITHDRAW SUBSCRIPTIONS

Shareholders of Songa Offshore who have subscribed for New Consideration Shares and New Exchangeable Bonds in the Compulsory Acquisition before the publishing of this Supplemental Prospectus have in accordance with section 7‑21 of the Norwegian Securities Trading Act the right to withdraw their subscriptions within two Norwegian business days after the publishing of this Supplemental Prospectus, i.e within 23:59 (CET) on 12 March 2018. Such withdrawal is made by contacting the Settlement Agent within the aforementioned deadline at:

Clarksons Platou Securities AS

Munkedamsveien 62c

N‑0270 Oslo

Norway

Tel: +47 22 01 63 00

Email: ecm.oslo@clarksons.com

Shareholders of Songa Offshore who withdraw subscriptions and who do not later re-subscribe for New Consideration Shares and New Exchangeable Bonds prior to the expiration of the Subscription Period will receive the Full Cash Alternative.

4ADDITIONAL INFORMATION

4.1Incorporation by reference

The information incorporated by reference into this Supplemental Prospectus shall be read in connection with the cross-reference list as set out in the table below. Except as provided in this Section 4.1, no other information is incorporated by reference into this Supplemental Prospectus.

Section in Prospectus	Disclosure requirements of the Prospectus	Reference document and link	Page (P) in reference document
Section 10, 11, 12	Audited historical financial information (Annex I, Item 20.1/Annex IV, Item 13.1)	Transocean Ltd. – Annual report on Form 10‑K for the year ended 31 December 2017: https://www.sec.gov/Archives/edgar/data/1451505/000145150518000022/rig‑20171231x10k.htm	54‑98
Section 10, 11, 12	Audit report (Annex I, Item 20.4.1/ Annex IV, Item 13.1)	Transocean Ltd. – Annual report on Form 10‑K for the year ended 31 December 2017: https://www.sec.gov/Archives/edgar/data/1451505/000145150518000022/rig‑20171231x10k.htm	52
Section 10, 11, 12	Accounting policies (Annex I, Item 20.1/ Annex IV, Item 13.1)	Transocean Ltd. – Annual report on Form 10‑K for the year ended 31 December 2017: https://www.sec.gov/Archives/edgar/data/1451505/000145150518000022/rig‑20171231x10k.htm	54‑98